Exhibit 99.1

Synacor Reports Record First Quarter 2012 Results

•	Quarterly revenue of $30.7 million, an increase of 64% year-over-year

•	Quarterly adjusted EBITDA of $3.0 million vs. $1.0 million in prior year

•	Search queries of 271 million and advertising impressions of 8.5 billion

Buffalo, NY (GLOBE NEWSWIRE – April 25, 2012) – Synacor, Inc. (NASDAQ: SYNC), provider of the leading technology platform enabling cable, satellite, telecom and consumer electronics companies to authenticate their consumers and deliver digital entertainment, TV Everywhere, and online services, today announced its financial results for the first quarter of 2012.

“We had a terrific first quarter, with traffic growing significantly on our customers’ consumer startpages and achieving record levels of revenue and adjusted EBITDA,” said Ron Frankel, Synacor CEO. “It is gratifying to see Synacor’s strategy pay off for our cable, telecom and consumer electronics industry customers, driving more engagement with their subscribers and consumers. We are optimistic and confident as we begin our first year as a publicly traded company.”

Q1 2012 Financial Results

Total Revenue: For the first quarter of 2012, total revenue was $30.7 million, a 64% increase over $18.7 million in the first quarter of 2011. Search and display advertising revenue was $25.8 million, an 81% increase compared to $14.2 million in the first quarter of 2011. The growth was a result of increased search queries and advertising impressions. Subscription-based revenue was $4.9 million, a 10% increase compared to $4.5 million in the first quarter of 2011.

Net Income: For the first quarter of 2012, net income was $1.2 million, compared to $0.1 million in the first quarter of 2011. Diluted earnings per share, or EPS, was $0.04. Net income includes stock-based compensation expense of $0.6 million, or $.02 per share, in the first quarter of 2012 and $0.2 million, or $0.01 per share, in the first quarter of 2011. The diluted EPS calculation for the first quarter of 2012 is based on 26.8 million weighted average fully diluted common shares outstanding.

Adjusted EBITDA: For the first quarter of 2012, adjusted EBITDA, which excludes stock-based compensation, was $3.0 million, or 10% of revenue, compared to $1.0 million, or 5% of revenue, in the first quarter of 2011.

Key Business Metrics: For the first quarter of 2012, Synacor averaged 21.3 million unique visitors per month, an increase of 81% from 11.8 million unique visitors in the first quarter of 2011. Search queries were 271 million for the first quarter, an increase of 85% from the 146 million in the first quarter 2011. Advertising impressions grew 47% to 8.5 billion, compared to 5.8 billion in the first quarter 2011.

Cash: For the first quarter 2012, Synacor generated $1.2 million in cash from operating activities, compared to $0.9 million in the first quarter of 2011. The company ended the first quarter of 2012 with $33.1 million in cash and cash equivalents, compared to $10.9 million at the end of the prior quarter. The increase in cash was primarily related to proceeds generated from the company’s initial public offering during the first quarter of 2012.

“In the first quarter of 2012, Synacor’s strong customer and partner relationships, steadfast employee dedication and operational excellence resulted in record financial performance in revenue and adjusted EBITDA,” said Bill Stuart, Synacor CFO. “As we move through 2012, Synacor will continue to invest in our growth and build upon the foundation we have established.”

Business Outlook

Based on information available as of April 25, 2012, the company is providing financial guidance for the second quarter and fiscal 2012 as follows:

•

Q2 2012 Guidance: Revenue for the second quarter of 2012 is projected to be in the range of $30.5 million to $31.0 million. For the second quarter of 2012, the company expects to report adjusted EBITDA of $2.8 million to $3.0 million.

•

Fiscal 2012 Guidance: Revenue for the full year of 2012 is projected to be in the range of $123.0 million to $126.0 million. For the full year of 2012, the company expects to report adjusted EBITDA of $12.0 million to $13.0 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the first quarter 2012 financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 344-3935, with conference ID 71317696. Following completion of the call, a recorded webcast replay will be available on Synacor’s website through May 8, 2012. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 71317696.

About Synacor

Synacor’s customer-branded platform enables cable, satellite, telecom and consumer electronics companies to deliver TV Everywhere, digital entertainment, services and apps to their end-consumers, strengthening those relationships while monetizing the engagement. Synacor is headquartered in Buffalo, NY. For more information, visit synacor.com. Integrate. Authenticate. Engage.

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; expectations regarding consumer taste and user adoption of applications and solutions; general economic conditions; expectations regarding the company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-K filed with the SEC on March 30, 2012. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of April 25, 2012, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Denise Garcia, SVP

ICR

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

mroth@synacor.com

646-380-5141

The Synacor logo is available at

http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of	As of
	December 31,	March 31,
	2011	2012
Assets
Current assets:
Cash and cash equivalents	$10,925	$33,120
Accounts receivable, net	14,336	15,117
Deferred income taxes	3,534	3,433
Prepaid expenses and other current assets	1,811	2,600

Total current assets	30,606	54,270
Property and equipment, net	8,301	10,387
Deferred income taxes, non-current	2,549	2,722
Other long-term assets	1,926	765
Goodwill	—	819

Total Assets	$43,382	$68,963

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,498	$12,368
Accrued expenses and other current liabilities	5,492	3,749
Current portion of bank financing	250	125
Current portion of capital lease obligations	1,593	2,338

Total current liabilities	19,833	18,580
Long-term portion of capital lease obligation	2,098	3,294
Other long-term liabilities	71	604

Total Liabilities	22,002	22,478

Stockholders’ Equity:
Common stock	31	272
Preferred stock	28,432	—
Treasury stock	(569)	(569)
Additional paid-in capital	45,639	97,761
Accumulated deficit	(52,153)	(50,979)

Total stockholders’ equity	21,380	46,485

Total liabilities and stockholders’ equity	$43,382	$68,963

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended
	March 31,
	2011	2012
Revenue	$18,694	$30,670
Costs and operating expenses:
Cost of revenue (1)	9,980	16,764
Research and development (1)(2)	4,602	6,288
Sales and marketing (2)	1,796	2,377
General and administrative (1)(2)	1,551	2,840
Depreciation	620	781

Total costs and operating expenses	18,549	29,050

Income from operations	145	1,620

Other income	1	—
Interest expense	(32)	(47)

Income before income taxes	114	1,573
Provision for income taxes	3	399

Net income	111	1,174

Undistributed earnings allocated to preferred stockholders	101	—

Net income attributable to common stockholders	$10	$1,174

Net income per share attributable to common stockholders:
Basic	$0.01	$0.07

Diluted	$—	$0.04

Weighted average shares used to compute net income per share attributable to common stockholders:
Basic	1,929,909	16,603,579

Diluted	22,211,922	26,778,455

Notes:

(1)	Exclusive of depreciation shown separately.
(2)	Includes stock-based compensation as follows:

	Three months ended
	March 31,
	2011	2012
Research and development	$71	$107
Sales and marketing	49	74
General and administrative	102	377

	$222	$558

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	March 31,
	2011	2012
Cash Flows from Operating Activities:
Net income	$111	$1,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	620	781
Stock-based compensation expense	222	558
Benefit from deferred income taxes	—	395
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	(981)	(781)
Prepaid expenses and other current assets	16	(534)
Other long-term assets	(503)	123
Accounts payable	1,977	636
Accrued expenses and other current liabilities	(590)	(1,232)
Other long-term liabilities	(9)	33

Net cash provided by operating activities	863	1,153

Cash Flows from Investing Activities:
Purchases of property and equipment	(726)	(1,001)
Cash paid for business acquisition	—	(600)

Net cash used in investing activities	(726)	(1,601)

Cash Flows from Financing Activities:
Repayment on bank financing	(125)	(125)
Repayments on capital lease obligations	(628)	(402)
Proceeds from exercise of common stock options	14	558
Proceeds from initial public offering	—	25,364
Initial public offering costs	—	(2,752)

Net cash (used in) provided by financing activities	(739)	22,643

Net (Decrease) Increase in Cash and Cash Equivalents	(602)	22,195
Cash and Cash Equivalents at beginning of period	5,412	10,925

Cash and Cash Equivalents at end of period	$4,810	$33,120

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

The following table presents a reconciliation of net income to adjusted EBITDA for each of the periods indicated:

	Three months ended
	March 31,
	2011	2012
Reconciliation of Adjusted EBITDA:
Net income	$111	$1,174
Provision for income taxes	3	399
Interest expense	32	47
Other (income) expense	(1)	—
Depreciation	620	781
Stock-based compensation	222	558

Adjusted EBITDA	$987	$2,959

Synacor, Inc.

Key Business Metrics

(Unaudited)

	Three months ended
	March 31,
	2011	2012
Key Business Metrics:
Unique Visitors (1)	11,792,076	21,293,075
Search Queries (2)	146,278,350	270,777,789
Advertising Impressions (3)	5,785,304,866	8,485,227,382

Notes:

(1)	Reflects the number of unique visitors to our customers’ websites computed on an average monthly basis during the applicable period, as measured by comScore.
(2)	Reflects the total number of search queries during the applicable period, as reported by Google.
(3)	Reflects the total number of advertising impressions during the applicable period, as reported by DoubleClick and other partners.